Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated January 31, 2014 (this “Agreement”), between YOU ON DEMAND HOLDINGS, INC., a Nevada corporation (the “Company”), and Weicheng Liu an individual having the address specified on the signature page hereto (the “Executive”).

BACKGROUND

The Company has entered into a Series E Preferred Stock Purchase Agreement, dated as of January 31, 2014 (the “Purchase Agreement”), with C Media Limited (“C Media”) and certain other purchasers party thereto (the “Other Purchasers” and together with C Media, the “Purchasers”) pursuant to which the Company has agreed to sell and the Purchasers have agreed to purchase 14,285,714 shares of Series E Preferred Stock of the Company, par value $0.001 per share, for an aggregate purchase price of $19 million. The execution and delivery of this Agreement by the Executive and the Company is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

The Company wishes to secure the services of the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Employment by the Company. The Company agrees to employ the Executive in the position of Chief Executive Officer of the Company and the Executive accepts such employment. The Executive shall have such responsibilities and duties as are consistent with his position, including as specified on Annex I hereto, and such other duties as assigned by the Board of Directors (the “Board”). During the term of this Agreement, the Executive will serve the Company faithfully, diligently and to the best of his ability, and will devote a majority of his business time and efforts to the business and affairs of the Company (including its Subsidiaries and Affiliates) and the promotion of its interests. Executive shall work primarily from the Company’s offices in Beijing, China.

2.

Term of Employment. The term of this Agreement (the “Term”) shall be for the initial period commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of the Effective Date, at which point it shall be automatically renewed for additional one year periods unless (a) either party hereto provides written notice to the other party that it elects not to renew the Term at least ninety (90) days before the end of the then-current term or (b) the Executive is earlier terminated as provided in Section 4 hereof (provided that the provisions of Section 6 hereof shall survive any such termination).

3.

Compensation and Benefits. As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

	3.1	Salary.

3.1.1

The Company will pay an annual base salary of RMB 1,693,750 (the “Base Salary”). The Executive’s Base Salary will be reviewed no less frequently than annually by the Compensation Committee of the Board of Directors to determine whether or not such Base Salary should be adjusted in light of the Executive’s duties, responsibilities and performance.

The Executive’s Base Salary will be payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.]

	3.2	Bonus. The Company may pay an annual bonus if, as and when determined by the Compensation Committee of the Board in its sole discretion.

3.3

Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive's position with the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees.

3.4

Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

3.5

Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.	Termination.

	4.1	Termination upon Death. If the Executive dies during the Term, the Executive’s employment shall terminate as of the date of his death.

4.2

Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate the Executive’s employment, in which event the Term shall terminate thirty (30) days after the date upon which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment because of the disability.

4.3

Termination for Cause. The Company may at any time by written notice to the Executive terminate his employment immediately and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Agreement “Cause” shall mean:

4.3.1

the Executive breaches any material term of this Agreement and fails to cure such breach (where capable of cure) within 14 days after the receipt of notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Company to terminate the Executive's employment upon the failure of the Executive to cure such breach; or

	4.3.2	a good faith determination by the Board that the Executive has committed a felonious act of fraud, misappropriation, embezzlement, or theft or a breach of fiduciary duty involving personal profit; or

	4.3.3	the Executive is convicted of, or enters a no contest plea to, any criminal offense constituting a felony or a crime involving moral turpitude.

4.4

Termination without Cause. The Company may terminate the Executive’s employment at any time, without cause, upon 30 days' written notice by the Company to the Executive and, except as provided in Section 5.1 hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

4.5

Termination with Good Reason. The Executive may terminate his employment with “Good Reason”, by giving 30 days’ prior written notice of termination to the Company. For purposes of this Agreement “Good Reason” shall mean any of the following, without the Executive’s written consent:

	4.5.1	a material reduction in the Executive’s Base Salary (unless such reduction is pursuant to a general reduction in salary applicable to all similarly situated employees of the Company);

	4.5.2	any material diminution of the Executive’s authority, duties or responsibilities;

4.5.3	a material change in the Executive’s principal place of employment to a location more than 50 miles from the Executive’s place of employment as of the Effective Date; or

4.5.4	a material breach by the Company of this Agreement

Notwithstanding the above, the occurrence of any of the events described in Sections 4.5.1, 4.5.2, 4.5.3 or 4.5.4 above will not constitute a Good Reason unless and until the Executive gives the Company notice, within thirty (30) calendar days after the occurrence of any of the events described in Sections 4.5.1, 4.5.2, 4.5.3 or 4.5.4 above, that such circumstances constitute Good Reason, and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice.

5.	Severance Payments.

5.1

Termination without Cause, with Good Reason, or Non-Renewal by the Company. If during the Term (a) the Company terminates the Executive’s employment pursuant to Section 4.4 hereof (Termination without Cause), (b) the Company elects not to renew this Agreement pursuant to Section 2 hereof, or (c) the Executive terminates his employment pursuant to Section 4.5 hereof (Termination with Good Reason), all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company's or the Executive’s notice or the expiration of the then current term (the “Termination Date”), and the Executive shall be entitled to the following:

5.1.1

(i)(A) if the Termination Date is within the initial two years of the Term, the Base Salary in effect on the Termination Date for a period of eighteen (18) months from the Termination Date, or (B) if termination is the result of Section 5.1(b) or the Termination Date is after the initial two years of the Term, the Base Salary in effect on the Termination Date for a period of twelve (12) months from the Termination Date, (the applicable period being referred to as the “Severance Period”), payable in cash in monthly installments beginning on the sixtieth (60th ) day following the Termination Date; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; (iii) all unpaid expenses described in Section 3.4, paid on or before the Termination Date; (iv) any earned but unpaid bonus pursuant to Section 3.2, paid on or before the Termination Date; and (v) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs, if any, paid in accordance with the terms of the applicable plan, policy or program;

5.1.2

notwithstanding the terms of any option or award agreements to the contrary, all outstanding unvested options, warrants or restricted stock granted to the Executive shall become fully vested on the Termination Date and, with respect to options and warrants, shall thereafter be exercisable for the full term of the option or warrant.

If, prior to the expiration of the Severance Period, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clause (i) and (ii) of this Section 5.1 on or after the date of such violation. Notwithstanding the foregoing, payments of the amounts described in clauses (i) and (ii) of this Section 5.1 shall be conditioned on the delivery by the Executive, within forty-five (45) days following the Termination Date, and effectiveness of a release of any and all claims that the Executive may have against the Company through the date of termination, which release shall be in substantially the form attached as Annex II.

5.2

Termination for Cause, Death or Disability. If this Agreement is terminated by the Company pursuant to Sections 4.1 (Termination upon Death), 4.2 (Termination upon Disability) or 4.3 (Termination for Cause) hereof or in the event the Executive elects not to renew this Agreement pursuant to Section 2, the Executive shall receive only the amounts specified in clauses (iii), (iv) and (v) of Section 5.1 hereof.

6.	Certain Covenants of the Executive.

6.1

Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will develop the paid media distribution business of the Company (the “Company's Current Lines of Business”); (ii) the Company conducts such business in the People’s Republic of China; (iii) his work for the Company and its Subsidiaries and Affiliates, will bring him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

6.1.1

Non-Compete. During the Term and for a period of one year following the Executive’s termination of employment with the Company pursuant to Section 4.3 (Termination for Cause), resignation by the Executive other than for Good Reason or in the event the Executive elects not to renew this Agreement pursuant to Section 2 (the “Restricted Period”), the Executive shall not, in the People’s Republic of China (including all Special Administrative Regions thereof), (i) in any manner whatsoever engage in any capacity with any business competitive with the Company's Current Lines of Business for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Current Lines of Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company's Current Lines of Business on behalf of any person or entity other than the Company, its Subsidiaries and Affiliates.

6.1.2

Confidential Information. During the Term, and for a three year period following the Executive’s termination of employment, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate of the Company to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate of the Company, any documents or other papers relating to the Company's Current Lines of Business or the customers of the Company or any Subsidiary or Affiliate of the Company, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Current Lines of Business or the customers of the Company or any Subsidiary or Affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

6.1.3

Employees of and Consultants to the Company. During the Term and for the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade or attempt to persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

6.1.4

Solicitation of Customers. During the Term and for the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

6.1.5

Business Opportunities. During the Term the Executive shall promptly disclose to the Company any business idea or opportunity which falls within the meaning of the Company's Current Lines of Business, which business idea or opportunity shall become the sole property of the Company.

6.1.6

Intellectual Property. The Executive agrees that all Intellectual Property (as defined below) made or conceived by the Executive, either solely or jointly with others, during the Executive’s employment with the Company and within six (6) months after termination of such employment, whether or not such Intellectual Property is made or conceived during the hours of the Executive’s employment or with the use of the Company’s facilities, materials, or personnel, will be the property of the Company or its nominees. “Intellectual Property” means discoveries, concepts, and ideas, whether patentable or not, including apparatus, processes, methods techniques, and formulae, as well as improvements thereof or know-how related thereto, any “works made for hire” or other copyrighted or copyrightable material, and any notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes, related or relating to any present or prospective activities of the Company or its affiliates. The Executive will, without royalty or any other additional consideration: (i) inform the Company promptly and fully in writing of such Intellectual Property; (ii) assign to the Company all the Executive’s right, title, and interest in and to such Intellectual Property; (iii) assist the Company or its nominees to obtain, maintain and enforce the Company’s rights with respect to such Intellectual Property; and (iv) execute, acknowledge, and deliver to the Company such written documents and instruments, and do such other acts, as may be necessary in the opinion of the Company to obtain, maintain or enforce the Company’s rights with respect to such Intellectual Property.

6.2

Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 hereof (collectively, the “Restrictive Covenants”), the Company and its Subsidiaries and Affiliates shall, in addition to the rights set forth in Section 5.1 hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates. To the extent permitted by applicable law, each of the Company and the Executive waives any requirement for the posting of a bond or other security.

6.3

Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

7.

No Conflicts. The Executive agrees and acknowledges that his employment by the Company and compliance with this Agreement do not and will not breach any agreement made by the Executive to keep in confidence information acquired by him prior to or outside of his employment with the Company. The Executive will comply with any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be. The Executive has supplied or will promptly supply to the Company upon its request a copy of each written agreement setting forth any obligations. The Executive hereby agrees and acknowledges that he has not brought and will not bring with him for use in the performance of his duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public, unless he has express written authorization from the owner thereof for possession and use of the Executive otherwise has undisputed proprietary rights to such material, documents or information.

8.	Other Provisions.

8.1

Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses of the respective parties as specified on the signature pages hereto or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, if delivered during regular business hours (or the next business day, if after regular business hours) or if mailed, three days after the date of mailing, as follows.

8.2

Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

8.3

Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4

Governing Law, Consent to Jurisdiction, etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof (except Section 5-1401 of New York’s General Obligations Law). Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.5

Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from the Company, (i) Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company, or if earlier within thirty (30) days of the Executive’s date of death following the date of such separation. Notwithstanding the foregoing, this provision will not apply to (a) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (b) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (c) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A. Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.6

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 8.7 hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7

Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may not assign this Agreement and its rights, together with its obligations, hereunder without the Executive’s prior written consent, except in connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise.

8.8

Further Assurances. The Executive will executive and deliver all instruments and other documents which the Company reasonably determines to be necessary or appropriate to carry out the terms of this Agreement.

8.9

Indemnification. The Executive will be entitled to indemnification to the fullest extent provided under applicable law and the terms of the Company’s Articles of Incorporation and By-laws, and any other indemnity agreement to which he is a party or beneficiary. Further, the Executive shall be covered under any applicable insurance coverage maintained by the Company with respect to its executive officers. Without limiting any other provision of this Agreement, this Section 8.9 will survive the termination or expiration of this Agreement for any reason.

8.10	Definitions. For purposes of this Agreement:

8.10.1	“Affiliate” means a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

8.10.2

“control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise; and

8.10.3

“Subsidiary” means any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person and shall specifically include any variable interest entity of the Company whose financial results are consolidated with those of the Company under U.S. generally accepted accounting principles.

8.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.12	Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

YOU ON DEMAND HOLDINGS, INC.

By: /s/ Marc Urbach
       Name: Marc Urbach
       Title: President and Chief FinancialOfficer
       Address: 27 Union Square West,
                        Suite 502
                        New York, New York, 10003

[Signature to Liu Employment Agreement]

EXECUTIVE:

WEICHENG LIU

/s/ Weicheng Liu
Address:

[Signature to Liu Employment Agreement]

Annex I

Duties and Responsibilities

The Chief Executive Officer shall have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall regularly communicate with the Chairman and shall perform all duties which from time to time may be requested of him or her by the Chairman and the Board of Directors. The Chief Executive Officer, shall, in the absence of both the Chairman and the Executive Chairman, preside at meetings of the Board of Directors and stockholders of the Corporation.

Annex II

GENERAL RELEASE

I, Weicheng Liu, in consideration of and subject to the performance by the Company, of its obligations under Section 5.1 of the Employment Agreement, dated as of January 31, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.

I understand that any payments or benefits paid or granted to me under Section 5.1 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.1 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its respective affiliates.

2.

Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have (through the date that this General Release becomes effective and enforceable), by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release relating exclusively to any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.	I represent and warrant that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or Claims (a) arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, (b) I have to workers’ compensation benefits or vested benefits under any pension plan, employee benefit plan or any other plan or program of the Company, or (c) with respect to indemnification for actions brought against me in my capacity as an officer, manager or director of the Company or any subsidiary or affiliate of the Company, whether pursuant to statute, the Company’s articles of incorporation or bylaws, or any separate agreement, but excluding any claims which I, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have (through the date that this General Release becomes effective and enforceable), by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, relating to any other relationship with the Company, including, without limitation, as option holder, stockholder, lender, director or otherwise.

6.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever for any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

8.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.

I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that certain provisions of the Agreement, including Section 6 thereof shall survive my execution of this General Release.

12.

I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE: